Amendment

to

Fund Administration Addendum

For

Valued Advisers Trust

This Amendment revises the Fund Administration Addendum to the Master Services Agreement, dated April 12, 2018, (the “Agreement”) between Valued Advisers Trust (the “Trust”) on behalf of the Funds listed on Schedule A to the Agreement and Ultimus Fund Solutions, LLC (“Ultimus”).

The Parties agree to amend the Fund Administration Addendum as follows:

1.	Section 6 shall be renumbered to become Section 7.

2.	The following shall be added as Section 6:

6.	Liquidity Risk Management Program.

Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase.

●	Develop and implement the Trust’s written LRMP.

●	Perform an in-depth evaluation of the adequacy of each adviser’s written LRMP to ensure compatibility with the Trust’s LRMP.

Ongoing Services (as applicable).

●	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.

●	Provide data from the Fund’s books and records

●	Assist in monitoring the Fund’s highly liquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit).

●	Assist with arranging Board notifications.

●	Assist in the preparation of Form N-LIQUID.

●	Add adviser’s liquidity risk discussion to shareholder reports.

Except as set forth in this Amendment, the Fund Administration Addendum is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Fund Administration Amendment, the terms of the Amendment will prevail.

VALUED ADVISERS TRUST - Liquidity Risk Management Program Amendment to Fund Administration Addendum

The parties duly executed this Amendment to Fund Administration Addendum as of March 28, 2019.

	Valued Advisers Trust On behalf of the Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC
By:	/s/Carol J. Highsmith	By:	/s/David James
Name:	Carol J. Highsmith	Name:	David James
Title:	Vice President	Title:	Chief Legal and Risk Officer

VALUED ADVISERS TRUST - Liquidity Risk Management Program Amendment to Fund Administration Addendum